Exhibit 10.1

April     , 2019

Dear                     :

As an employee of Versum Materials, Inc. or its subsidiaries (collectively, “Versum” or the “Company”), you are aware that on April 12, 2019, Versum entered into a definitive Agreement and Plan of Merger (“Merger Agreement”) with Merck KGaA, a German corporation with general partners (“Parent”), and EMD Performance Materials Holding, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent, under which Versum would become a wholly-owned subsidiary of Parent (the “Proposed Transaction”). This letter agreement (the “Agreement”) replaces and supersedes any retention bonus letter agreement you may have received with respect to the merger of Versum with Entegris, Inc., and such letter is void and shall have no further force or effect.

In recognition of the fact that you are a valued member of the Versum team, we would like to offer you a retention bonus in connection with the Proposed Transaction, subject to the terms and conditions of this Agreement. The Retention Bonus (as defined below) will not be applicable in any other circumstances or for any other future transaction, unless explicitly agreed in writing by the Company and you. The Retention Bonus will be payable to you if you remain employed by the Company or its successor (or any parent or affiliate) through the date which is six (6) months following the Closing (as defined in Appendix A) (the “Anniversary Date”), subject to the terms and conditions set forth below. The Retention Bonus is in addition to the rights (if any) you may have under (a) the Versum Materials, Inc. Severance Plan, subject to the terms and conditions set forth in such plan (the “Plan”); or (b) the terms of any employment agreement that may be in effect between you and the Company.

This retention bonus is personal to you and it is a condition to your receipt of any of the amounts herein that you keep this Agreement confidential and do not discuss this Agreement with anyone other than myself, Human Resources or our Legal Department, and in confidence, your spouse or partner, financial and/or legal advisor (except to the extent the terms of this Agreement are publicly disclosed by the Company).

1.	Proposed Retention Bonus

Subject to the conditions set forth herein, the Company will make a special one-time payment to you equal to $                 as a retention bonus (the “Retention Bonus”). The Retention Bonus (a) is subject to your execution and non-revocation of a general release of claims agreement in the form determined by the Company pertaining to certain claims you may have against the Company, its affiliates and other related parties up to and through the date the Retention Bonus is paid (the “Release”) and (b) subject to satisfaction of clause (a), will be paid by the Company in cash (less required withholdings and deductions) on or prior to sixty (60) days following the Anniversary Date. If your employment is terminated after the Closing but prior to the Anniversary Date by the Company or its successor (or any parent or affiliate) without Cause or by you for Good Reason (each, a “Qualifying Termination”), the Retention Bonus payment shall become due and payable in cash on or prior to sixty (60) days following such termination of employment, subject to the execution and non-revocation of the Release. No part of the Retention Bonus will be treated as compensation paid to you for purposes of calculating your entitlement to any retirement or other benefits provided by the Company. Any payments under the Plan will continue to be paid in accordance with the terms of the Plan.

2.	Conditions

Your rights with respect to the Retention Bonus, in addition to the above, are subject to the satisfaction of the following conditions:

(a)	The Closing must occur on or before (unless such date is extended by Versum in its sole discretion);

(b)

From now until the earlier of the Anniversary Date and a Qualifying Termination, (i) you must remain an employee of the Company or its successor (or any parent or affiliate) in good standing; (ii) you must continue to perform your duties and responsibilities as assigned by the Company or its successor (or any parent or affiliate); and (iii) you must not have given notice of termination of your employment with the Company or its successor (or any parent or affiliate) (other than for Good Reason);

(c)

You have not filed or asserted any claims on or before the relevant payment date against Versum or its successor (or any parent or affiliate) and you have executed and delivered to the Company a valid Release within twenty-one (21) days following the Anniversary Date (or, if earlier, the statutorily required period following the date of a Qualifying Termination) and you have not revoked such release during the seven (7) day period following your delivery of the Release;

(d)

You will assist Versum in all of its efforts to complete the Proposed Transaction up to and through the Anniversary Date (or, if earlier, through the date of a Qualifying Termination). In performing these duties, you will maintain total confidentiality with regard to the Proposed Transaction (except in the good faith performance of your duties, as permitted by Versum with Parent) and represent Versum’s interests in completing the Proposed Transaction in a timely fashion; and

(e)

You will keep confidential the existence and terms of this Agreement and will not discuss it with anyone (including your manager or supervisor) other than myself, Human Resources, or our Legal Department, and in confidence your spouse or partner, financial and/or legal advisors (except to the extent the terms of this Agreement are publicly disclosed by the Company).

3.	Administration

The Retention Bonus will be administered solely by the Vice President, Human Resources and Senior Vice President, General Counsel of the Company.

4.	Arbitration

Any dispute or controversy arising under, related to or in connection with this Agreement or the Retention Bonus shall be settled exclusively by arbitration before a single arbitrator in the state in which your principal place of employment is located, in accordance with the Commercial Arbitration Rules of American Arbitration Association. The arbitrator’s decision shall be final and binding on all parties to this Agreement and such decision may be enforced in any court having competent jurisdiction.

2

5.	Assignment

This Agreement is personal to you and may not be assigned by you. This Agreement shall inure to the benefit of and be binding upon Versum and its successors. Versum shall require, if not otherwise required by operation of law, any successor to the business, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock or otherwise, to assume and perform this Agreement in the same manner and to the same extent as Versum would be required to perform if no such succession has taken place.

6.	Governing Law

This Agreement shall be governed by and construed in accordance with the law of the State of New York without reference to principles of conflict of laws.

7.	Termination

This Agreement shall automatically terminate on                  if the Closing has not occurred on or before that date, unless the Company extends such termination date in its sole discretion.

8.	Effect on Existing Employment

This Agreement shall not be construed as giving you the right to be retained in the employ of, or in any consulting relationship to, the Company or its successor (or any parent or affiliate). You acknowledge and understand that your employment with the Company or its successor (or any parent or affiliate) is on an “at will” basis. Except as otherwise set forth herein, your employment agreement, if any, shall remain in full force and effect.

9.	Interpretation

The Company shall be empowered to make all determinations or interpretations contemplated under this Agreement, which determinations and interpretations shall be binding and conclusive on you and the Company.

10.	No Trust Fund

This Agreement shall not be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and you or any other person. To the extent that you acquire the right to receive payments from the Company under this Agreement, such right shall be no greater than the right of any unsecured general creditor of the Company.

11.	Amendment

This Agreement may not be amended or modified other than by a written agreement executed by you and the Company or its successors, nor may any provision hereof be waived other than by a writing executed by you or the Company or its successors.

3

12.	Entire Agreement

This Agreement and the documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to the Retention Bonus and any other retention award related to, or payable in connection with, the Proposed Transaction. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the Retention Bonus and any other retention award related to, or payable in connection with, the Proposed Transaction other than those expressly set forth herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to the Retention Bonus and any other retention award related to, or payable in connection with, the Proposed Transaction.

13.	Counterparts

This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

14.	Section 409A of the Code

The Company intends that this Agreement complies with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code” and such section, “Section 409A”) to the extent that the requirements of Section 409A are applicable thereto (and not exempt pursuant to the short term deferral exception under Treas. Reg. Section 1.409A-1(b)(4) or otherwise), and the provisions of this Agreement shall be construed in a manner consistent with that intention. If the Company believes, at any time, that any payment or benefit under this Agreement that is subject to Section 409A does not so comply, this Agreement will be interpreted or reformed in the manner necessary to achieve compliance with Section 409A. If and to the extent required to comply with Section 409A, (a) no payment or benefit required to be paid under this Agreement on account of termination of your employment shall be made unless and until you incur a “separation from service” within the meaning of Section 409A, (b) if you are a “specified employee,” then no payment or benefit that is payable on account of your “separation from service,” as that term is defined for purposes of Section 409A, shall be made before the date that is six (6) months after your “separation from service” (or, if earlier, the date of your death), and (c) if the applicable deadline for you to execute (and not revoke) the applicable general Release spans two (2) calendar years, the Retention Bonus shall be paid in the second calendar year. While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A, in no event whatsoever shall the Company or any of its affiliates be liable for any additional tax, interest, or penalties that may be imposed on you as a result of Section 409A.

15.	Section 280G of the Code

Notwithstanding any provision of this Agreement to the contrary, if the payments or benefits received or to be received by you are contingent on the occurrence of a change in control (including if the payment was generated by the change in control or is made as a result of an event that is closely associated with the change in control and the event is materially related to the change in control), whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company (all such payments and benefits, being hereinafter referred to as the “Total Payments”), and such payments or benefits would be subject to the excise tax imposed under Section 4999 of the

4

Code (the “Excise Tax”), you shall receive the Total Payments and be responsible for the Excise Tax; provided, however, that you shall not receive the Total Payments and the Total Payments shall be reduced to the Safe Harbor Amount if (x) the net amount of such Total Payments, as so reduced to the Safe Harbor Amount (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments) is greater than or equal to (y) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of the Excise Tax to which you would be subject in respect of such unreduced Total Payments). The “Safe Harbor Amount” is the amount to which the Total Payments would hypothetically have to be reduced so that no portion of the Total Payments would be subject to the Excise Tax.

For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (a) all of the Total Payments shall be treated as “parachute payments” (within the meaning of Section 280G(b)(2) of the Code) unless, in the opinion of tax counsel (“Tax Counsel”) selected by the accounting firm which was, immediately prior to the Closing, the Company’s independent auditor (the “Auditor”), such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(4)(A) of the Code, (b) all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the base amount (within the meaning of Section 280G(b)(3) of the Code) allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax and (c) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (d)(4) of the Code. If the Auditor is prohibited by applicable law or regulation from performing the duties assigned to it hereunder, then a different auditor, acceptable to both Versum and you, shall be selected. The fees and expenses of Tax Counsel and the Auditor shall be paid by Versum.

Please sign this Agreement and return it to                  by                 . We will contact you about the timing of execution of Exhibit A.

We thank you in advance for the valuable contribution which you have made and which we are sure you will continue to make to the Company.

Yours truly,

ACCEPTED AND AGREED:

[NAME]

5

Appendix A

Definitions

For the purposes of the Agreement:

“Cause” shall have the meaning set forth in any individual employment agreement between you and the Company or, if no such agreement exists or such term is not defined, shall mean (i) your willful and continued failure to substantially perform your duties (other than any such failure resulting from incapacity due to physical or mental illness), after written notice from the Company requesting such substantial performance is delivered to you, which notice identifies in reasonable detail the manner in which the Company believes you have not substantially performed your duties and provides thirty (30) days in which to cure such failure; (ii) any act of fraud, embezzlement or theft on your part against the Company, its successor or affiliates; (iii) a conviction (or plea of nolo contendere) of a felony or any crime involving moral turpitude; (iv) a breach of a material element of the Company’s Code of Ethics or Non-Solicitation, Non-Compete, Confidentiality and Intellectual Property Agreement (or any successor or similar policies); or (v) any material breach of your obligations under this Agreement or any individual employment agreement, which, to the extent curable, has not been cured to the reasonable satisfaction of the Company’s board of directors within thirty (30) days after you have been provided written notice of such breach.

“Closing” means the closing of the Proposed Transaction as defined in the Merger Agreement, as may be amended from time to time.

“Good Reason” shall have the meaning set forth in any individual employment agreement between you and the Company or, if no such agreement exists or such term is not defined, shall mean without your consent, (i) a material reduction in your duties or responsibilities; (ii) a material reduction in your base salary or target bonus opportunity; (iii) a change of your principal place of employment of more than fifty (50) miles from your principal place of employment immediately prior to such change; provided, however, that such event will not constitute Good Reason unless you have provided the Company notice of the existence of a Good Reason condition no more than sixty (60) days after its initial existence and the Company has failed to remedy the condition within thirty (30) days after such notice.

Exhibit A

Form of Release

As used in this release of claims agreement (the “Release of Claims”), the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses and liabilities, of whatsoever kind or nature, in law, equity or otherwise. Capitalized terms not otherwise defined herein shall have the meaning set forth in the letter agreement, dated as of April     , 2019, entered into with Versum Materials, Inc. (the “Company”) (the “Retention Bonus Letter”), to which this Release of Claims is attached as an Exhibit A.

For and in consideration of the consideration provided in the Retention Bonus Letter (collectively, the “Consideration”) and other good and valuable consideration, I, for and on behalf of myself and my heirs, administrators, executors and assigns, effective as of the date hereof, do fully and forever release, remise and discharge the Company and its subsidiaries and affiliates (collectively, the “Company Group”), together with their respective current and former officers, directors, partners, members, shareholders, fiduciaries, counsel, employees and agents (collectively, and with the Company Group, the “Company Parties”) from any and all claims whatsoever up to the date hereof that I had, may have had, or now have against the Company Parties, whether known or unknown, for or by reason of any matter, cause, or thing whatsoever, including any claim arising out of or attributable to my employment or the termination of my employment with the Company Group, whether for tort, breach of express or implied contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel, or slander, or under any federal, state, or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability or sexual orientation. The release of claims in this Release of Claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act of 1967 (“ADEA”), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1991, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act of 1988 and the Equal Pay Act of 1963, each as may be amended from time to time, and all other federal, state, and local laws, the common law, and any purported restriction on an employer’s right to terminate the employment of employees. I intend this Release of Claims to be a general release of any and all claims to the fullest extent permissible by law and for the provisions regarding the release of claims against the Company Parties to be construed as broadly as possible, and hereby incorporate in this release similar federal, state or other laws, all of which I also hereby expressly waive.

By executing this Release of Claims, I specifically release all claims relating to my service and its termination under ADEA, a U.S. federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.

I acknowledge and agree that by virtue of the foregoing, I have waived any relief available to me (including without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in this Release of Claims. Therefore, I agree that I will not accept any award or settlement from the Company Group (including but not limited to any proceeding brought by any other person or by any government agency) with respect to any claim or right waived in this Release of Claims.

Notwithstanding the foregoing, nothing in this Release of Claims shall be a waiver of: (i) my rights with respect to the Consideration; (ii) my rights to benefits due to terminated employees under any pension plan (as defined in Section 3(2) of ERISA) of the Company Group, including any qualified pension plan; (iii) my rights under my employment agreement, if any; (iv) my rights under the Plan, if any; (v) my rights to make any Permitted Disclosure (as described below) or to collect a whistleblower award from any Governmental Entity (as defined below) arising from or in connection with any Permitted Disclosure; and (vi) any claims that cannot be waived by law including, without limitation, any claims filed with the Equal Employment Opportunity Commission, the U.S. Department of Labor, or claims under ADEA that arise after the date of this Release of Claims.

Nothing in this Release of Claims shall prohibit or impede me from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law (a “Permitted Disclosure”). I understand that I do not need the prior authorization of (or to give notice to) the Company regarding any such communication or disclosure. I further understand and acknowledge that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. I understand and acknowledge further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Notwithstanding the foregoing, under no circumstance will I be authorized to disclose any information covered by attorney-client privilege or attorney work product of any member of the Company Group without prior written consent of the Company’s General Counsel or other officer designated by the Company.

I expressly acknowledge and agree that I:

•	Am able to read the language, and understand the meaning and effect, of this Release of Claims;

•

Have no physical or mental impairment of any kind that has interfered with my ability to read and understand the meaning of this Release of Claims or its terms, and that I am not acting under the influence of any medication, drug or chemical of any type in entering into this Release of Claims;

•

Am specifically agreeing to the terms of the release contained in this Release of Claims because the Company has agreed to pay me the Consideration, which the Company has agreed to provide because of my agreement to accept it in full settlement of all possible claims I might have or ever had, and because of my execution of this Release of Claims;

•	Acknowledge that but for my execution of this Release of Claims, I would not be entitled to the Consideration;

•	Understand that, by entering into this Release of Claims, I do not waive rights or claims under ADEA that may arise after the date I execute this Release of Claims;

•

Had or could have until                  (the “Review Period”), in which to review and consider this Release of Claims, and that if I execute this Release of Claims prior to the expiration of the Review Period, I have voluntarily and knowingly waived the remainder of the Review Period;

•	Was advised to consult with my attorney regarding the terms and effect of this Release of Claims; and

•	Have signed this Release of Claims knowingly and voluntarily.

Notwithstanding anything contained herein to the contrary, this Release of Claims will not become effective or enforceable prior to the expiration of the period of seven (7) calendar days following the date of its execution by me (the “Revocation Period”), during which time I may revoke my acceptance of this Release of Claims by notifying the Company, in writing, delivered to the Company at its principal executive office, marked for the attention of its Chief Human Resources Officer. To be effective, such revocation must be received by the Company on or prior to the seventh (7th) calendar day following the execution of this Release of Claims. Provided that the Release of Claims is executed and I do not revoke it during the Revocation Period, the eighth (8th) day following the date on which this Release of Claims is executed shall be its effective date (the “Release Effective Date”). I acknowledge and agree that if I revoke this Release of Claims during the Revocation Period, this Release of Claims will be null and void and of no effect, and neither the Company nor any other member of the Company Group will have any obligations to pay me the Consideration.

The provisions of this Release of Claims shall be binding upon my heirs, executors, administrators, legal personal representatives, and assigns. If any provision of this Release of Claims shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force or effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Release of Claims.

EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THIS RELEASE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH FEDERAL LAW AND THE LAWS OF THE STATE OF NEW YORK, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS.

[Name]

Dated: